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FORM 4                                                      OMB APPROVAL
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                                                    OMB Number:        3235-0287
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response.......0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the Securities
            Exchange Act of 1934, Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f) of
                       the Investment Company Act of 1940

|_| Check this box if no longer
    subject to Section 16. Form
    4 or Form 5 obligations may
    continue.  See  Instruction
    1(b)

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1. Name and Address of Reporting Person

  Patterson         Richard               H.
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   (Last)           (First)           (Middle)

  c/o Waller-Sutton Management Group, Inc.
  One Rockefeller Plaza, Suite 3300
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                 (Street)

  New York        New York           10020
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   (City)         (State)             (Zip)
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2. Issuer Name and Ticker or Trading Symbol

  Regent Communications, Inc. (RGCIP)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

  May 2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

    _X_   Director                       _____   10% Owner

   _____  Officer (give title below)     _____   Other (specify below)
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7. Individual or Joint/Group Filing (Check Applicable Line)

    _X_  Form Filed by One Reporting Person

   _____ Form Filed by More than One Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
                                                                               5. Amount
                                                                                  of Securities    6. Ownership     7. Nature
                                   3. Transaction  4. Securities Acquired         Beneficially        Form: Direct     of Indirect
                2. Transaction        Code            (A) or Disposed of (D)      Owned at End        (D) or           Beneficial
1. Title of        Date               (Instr. 8)      (Instr. 3, 4 and 5)         of Month            Indirect (I)     Ownership
   Security     --------------------------------------------------------------------------------------------------------------------
   (Instr. 3)      (Month/Day/Year)   Code     V      Amount  (A) or (D) Price    (Instr. 3 and 4)    (Instr. 4)       (Instr. 4)
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

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

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).
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                                                          SEC 1474 (7/96) (Over)
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

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of     2. Conversion  3. Transaction  4. Transaction  5. Number of       6. Date Exercisable     7. Title and Amount of
   Derivative      or             Date            Code            Derivative         and Expiration Date     Underlying Securities
   Security        Exercise       (Month/         (Instr. 8)      Securities         (Month/Day/Year)        (Instr. 3 and 4)
   (Instr. 3)      Price of       Day/Year)                       Acquired (A)
                   Derivative                                     or Disposed of
                   Security                                       (D) (Instr. 3,
                                                                  4,and 5)
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                                                  Code      V     (A)        (D)     Date      Expiration     Title    Amount or
                                                                                     Exer-     Date                    Number of
                                                                                     cisable                           Shares
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
Option to          $7.20          05/16/02         A              5,000              11/16/02  05/16/12       Common   5,000
Purchase                                                                                                      Stock
Common Stock
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
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                    8. Price         9. Number of      10. Ownership      11. Nature of
                       of               Derivative         Form of            Indirect
                       Derivative       Securities         Derivative         Beneficial
                       Security         Beneficially       Security:          Ownership
                       (Instr. 5)       Owned at End       Direct (D)         (Instr. 4)
                                        of Month           or Indirect
                                        (Instr. 4)         (I) (Instr. 4)
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
Option to              --               30,000*            D*
Purchase
Common Stock
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

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Explanation of Responses:

*Reporting Person disclaims beneficial ownership of all of the securities reported. Reporting Person was initially appointed as a director pursuant to Waller-Sutton Media Partners, L.P.'s ("Waller-Sutton") right to nominate a director to the Issuer. Reporting Person is obligated to hold for the benefit of or cause to be issued directly to, or to be assigned to, Waller-Sutton any securities which he might otherwise be entitled to receive from a portfolio company in which Waller-Sutton invests. The Issuer is a portfolio company in which Waller-Sutton has invested. Accordingly Waller-Sutton is the beneficial owner of the securities reported.

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** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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              /s/ Richard H. Patterson            June 4, 2002
              ------------------------            ------------
              Richard H. Patterson                    Date

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Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure
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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number
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                                                                 SEC 1474 (7/96)